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                                                                 Exhibit 10.2.52

                               SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the "Agreement") is a contract between the undersigned employee ("Employee") who is being involuntarily and without cause, separated from employment on November 30, 1999 (the "Effective Date of Termination) and her employer, Neoprobe Corporation ("Neoprobe") hereinafter collectively referred to as the "Parties",

WHEREAS, Neoprobe is eliminating substantially all in-house sales and marketing activities and as a result Employee's job is affected

WHEREAS, the Parties desire to fully and completely settle and dispose of any and all claims of whatever kind or nature which Employee ever had, may now have or may hereafter have against Neoprobe, whether known or unknown;

NOW THEREFORE, the Parties hereto agree as follows:

1. Benefits. In consideration for signing this Agreement, Employee will receive the following benefits (the "Severance Benefits").

A. Severance Pay. Neoprobe agrees to pay Employee a lump sum payment of $ 105,000 which is equal to nine (9) months plus three weeks based on Employee's current annual base salary rate. Unless otherwise instructed by Employee, this amount shall be paid on December 15, 1999.

B. Neoprobe Property. Employee shall be entitled to keep as her property and to remove such property from the premises of Neoprobe, the following items: desk chair and legal books belonging to Neoprobe located in Employee's former office and the "Personal Computer" provided to Employee by Neoprobe, provided that Employee certifies in writing to Neoprobe that Employee has deleted all confidential and proprietary Neoprobe information according to instructions provided to Employee by Neoprobe. Once Neoprobe receives the certification, the computer shall not be considered .'Neoprobe property" within the meaning of Paragraph 10(ii) below. As used herein the term "Personal Computer" means the CPU, Monitor, Key Board and Mouse. Employee and Neoprobe shall mutually agree to the timing of the removal of the above-described items from the premises of Neoprobe.

2. Health & Dental Benefits. Employee acknowledges receipt of notice of her right to elect continued health care coverage in accordance with the provisions of the federal Consolidated Omnibus Budget & Reconciliation Act, as amended ("COBRA"). In the event that Employee exercises her COBRA right to continue coverage under Neoprobe's group health insurance policy, Neoprobe agrees to continue to pay a portion of the premiums for such coverage in the amount of $180.50 per month through August 31, 2000. Employee's portion of the premiums will be $25.00 per month during this period. Subject to the application of
Section 5, thereafter, if Employee wishes to continue such coverage for the remaining nine (9) month COBRA period, Employee must do so completely at her own expense.
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3. Life Insurance. Employee's coverage under Neoprobe's life insurance plan shall continue for eighteen ( 18) months after the Effective Date of Termination and Employee may have the right to convert such coverage to an individual plan if provided for under, and in accordance with, the terms of, such plan.

4. Chance of Control Severance. Employee is entitled to receive additional severance benefits as follows:

a) In the event of a "Change of Control" (as that term is defined in the Severance Agreement dated October 23, 1998, a copy of which is attached as Exhibit A) of Neoprobe occurs within six (6) months after the Effective Date of Termination, employee shall be entitled to receive an additional severance payment of $97,500 equal to nine (9) months of her annual base salary as of the Effective Date of Termination; or

b) In the event a "Change of Control" of Neoprobe occurs during the period running from six (6) months after the Effective Date of Termination and ending twelve (12) months after the Effective Date of Termination, and the controlling "Person" is a Person listed on Exhibit B attached hereto and incorporated herein, Employee shall be entitled to receive an additional severance payment of $97,500, equal to nine (9) months of her annual base salary as of the Effective Date of Termination. For the purposes of this Paragraph 3(b) the term "Person" means any person within the meaning of Paragraph 13( d) of the Securities Exchange Act of 1934.

Unless otherwise agreed to by the Parties, the severance payment described in this Paragraph 4 shall be paid in a lump sum within fifteen (15) days of the closing of the Change of Control event. Any Change of Control transaction committed to during the period described in Paragraph 4(a) or 4(b) and which is completed within four (4) months thereafter shall be considered to be within the applicable period stated in this Paragraph 4. As an example, if a Change of Control transaction described in Paragraph 4(a) is committed to on March 1, 2000 but does not close until August 31, 2000, Employee will be entitled to receive the severance payment specified in Paragraph 4(a). If a Change of Control transaction described in Paragraph 4(b) is committed to on October 31, 2000 but does not close until February 1, 2001, Employee will be entitled to receive the severance payment specified in Paragraph 4(b) .

5. Change of Control Health Benefits. In the event of a Change of Control of Neoprobe as described in Paragraph 4 above, for a period of nine (9) months, which is in addition to the nine (9) month period described in paragraph 3 above, Employee shall be eligible to continue to participate in the health and dental insurance programs of Neoprobe or participate in the health and dental insurance programs of the controlling Person on the same terms and conditions (including payments) as are then prevailing for the Company's (or the controlling Person's) employees who have the same level of salary and tenure as Employee did when her employment was terminated .

6. 401 (k) Plan. Employee shall receive all monies to which Employee is entitled under Neoprobe 401 (k) Plan in accordance with the terms thereof.
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7. Unemployment Benefits. Neoprobe agrees not to contest any claim for unemployment benefits, which Employee might file as a result of Employee's separation from Neoprobe on November 30, 1999. However, Neoprobe expressly waives any commitment that it is warranting or guaranteeing Employee's receipt of such unemployment benefits inasmuch as that determination is solely within the province of the Ohio Bureau of Employment Services.

8. Stock Options. Employee shall be eligible to exercise any stock options to which Employee may be entitled under the Neoprobe Stock Purchase Plan in accordance with the terms thereof .

9. Insurance. Employee's coverage under Neoprobe's disability insurance plan shall terminate as of November 30, 1999, and Employee may have the right to convert such coverage to an individual plan if provided for under, and in accordance with, the terms of, such plan.

10. Release. In consideration for the Severance Benefits specified in Paragraph 1 above as well as the other benefits set forth herein, Employee agrees to execute the General Release attached hereto as Exhibit C and to deliver it to Neoprobe on or before December 15, 1999.

11. Return of Neoprobe Property. Whether or not Employee signs this Agreement, she as a terminating employee, is reminded that she must return to Neoprobe, (i) all Neoprobe documents, and other tangible items, and any copies, that are in Employee's possession or control and which contain confidential information in written, magnetic or other form and shall have not given such documents, items, or copies to anyone other than another Neoprobe employee; and (ii) subject to the provisions of Paragraph 1 (8) herein, all other Neoprobe property within Employee's possession including, but not limited to, office keys, identification badges or passes, Neoprobe credit cards, and computer equipment and software.

12. Neoprobe Proprietary Information Agreement. Whether or not Employee signs this Agreement, as a terminating employee, she is reminded that the Proprietary Information Agreement (the "Proprietary Agreement") entered into between Neoprobe and Employee remains in full force and effect after termination of her employment. Under the Proprietary Agreement, Employee has a continuing obligation to maintain the confidentiality of all confidential, proprietary and trade secret information which Employee obtained during her employment with Neoprobe.

13. Duty of Confidentiality. Employee recognizes that Neoprobe possesses certain business and financial information about its operations, information about new or envisioned products or services, manufacturing methods, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, inventions, machinery, research and other things which constitute valuable trade secrets of Neoprobe. Employee acknowledges that she has been employed in positions in which she has had access to such information and that Neoprobe has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industry. Accordingly, Employee agrees that she will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside Neoprobe any information, property, trade secrets or other things of value which have not been publicly disclosed. In the event that Employee is requested or required in a judicial, administrative or governmental proceeding to disclose any
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information that is the subject matter of this Paragraph 13, she will provide
Neoprobe with prompt written notice of such request and all related proceedings so that Neoprobe may seek an appropriate protective order or remedy or, as soon as practicable, waive Employee's compliance with the provisions of this Paragraph 13. Employee acknowledges that she has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred to Neoprobe under this Paragraph 13 and hereby agrees that the same are reasonably designed to eliminate competition which otherwise would be unfair to Neoprobe, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Neoprobe and do not confer a benefit upon Neoprobe disproportionate to the detriment to Employee.

14. Breach. Employee agrees that if she violates any part of this Agreement or her Proprietary Agreement, Employee will not be entitled to the Severance Benefits described herein. Employee further agrees that any breach or threatened breach by her of this Agreement cannot be remedied solely by the recovery of damages and Neoprobe shall therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting Neoprobe from pursuing all its available rights, in law or equity for such breach or threatened breach, including the recovery of damages.

15. Confidentiality of this Agreement. Employee agrees that she will not reveal the existence of this Agreement, nor any terms thereof, to any person, entity, or organization, except to her immediate family, to her attorney, or as may be required by law. Neoprobe agrees that it will not reveal the existence of this Agreement, nor any terms thereof, to any person, entity, or organization, except to employees of Neoprobe who have a need to know or as may be required by law.

16. PERIOD OF REVIEW AND OTHER CONSIDERATIONS.

         A. Date of Receipt. Employee acknowledges that she received this Agreement on or prior to November 30, 1999.

         B. Attorney Consultation. Employee acknowledges that she has had the opportunity to consult an attorney of her choice concerning this Agreement.

         C. Period of Review. Employee acknowledges that she has been given at least 21 days in which to review and consider signing this Agreement. In the event Employee executes this Agreement within less than 21 days of the date of its delivery to her, Employee acknowledges that such decision was entirely voluntary and that she has had the opportunity to consider this Agreement for the entire 21-day period but decided to waive that opportunity .

         D. Entire Aqreement. This Agreement sets forth the entire agreement between Neoprobe and Employee as to the matters set forth herein and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, including the Severance Agreement dated October 23, 1998 attached as Exhibit B. This Agreement does not, however, supersede the Proprietary Information Agreement, which remains in full force and effect.
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         E. Governing Law. This Agreement shall be construed and governed by the laws of the State of Ohio and adjudicated within the exclusive jurisdiction of the courts having jurisdiction over, Franklin County, Ohio.

         WHEREFORE, the parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

NEOPROBE CORPORATION                                 EMPLOYEE

By:  /s/ David C. Bupp                         By:  Patricia A. Coburn
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         David C. Bupp                              Patricia A. Coburn

Dated:  December 8, 1999                       Dated:  7 December, 1999
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